BRIDGES INVESTMENT FUND, INC.

AMENDMENT NO. 2
TO
BY-LAWS

1.	ARTICLE II, MEETINGS OF SHAREHOLDERS, Sections 1 and Section 2

Article II, Section 1 shall be amended by adding the following language to the end of the first sentence of Section 1:

All meetings of stockholders shall be held at the office of the Corporation in the City of Omaha, State of Nebraska or at such other place, either within or without the State of Nebraska, as shall be determined by the Board of Directors and stated in the notice of the meeting provided to the stockholders.

Article II, Section 2 shall be amended to read in its entirety as follows:

Notwithstanding the provisions of Article XVI of the Corporation's Amended and Restated Articles of Incorporation, the Corporation shall hold an annual meeting of stockholders, which shall be held at such date and time as the Board of Directors shall determine; provided, such date is no longer than six months following the end of the Corporation's fiscal year, or fifteen months after the Corporation's last annual meeting. At such annual meeting, the stockholders shall elect a Board of Directors and may transact such other business as may properly be brought before the meeting. Any business of the Corporation may be transacted at the annual meeting without being specially designated in the notice, except such business as is specifically required by the statute to be stated in the notice.

2.	ARTICLE III, DIRECTORS, Section 1 and Section 5.

Article III, Section 1 shall be amended to read in its entirety as follows:

The number of directors of the Corporation shall be fixed by resolution of the Board of Directors from time to time and shall be not fewer than three (3) nor more than fifteen (15). By vote of a majority of entire Board of Directors or the stockholders, the number of directors fixed by the charter or by these By-Laws may be increased or decreased from time to time, but the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the board. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholder shall elect directors to hold office until the next annual meeting or until their successors are elected and qualified.

Article III, Section 5 shall be amended to read in its entirety as follows:

Section 5. The first meeting of each newly elected Board of Directors shall be held at such place, date and time as the Board of Directors shall determine in its discretion, and as set forth in the notice of such meeting provided to the Board of Directors.

3.	ARTICLE V, OFFICERS, Section 1, Section 6, Section 7, and new Section 14.

The office of "chief compliance officer" shall be added to the first sentence in Article V, Section 1 as follows: "The officers of the Corporation shall be elected by the Board of Directors and shall be a president, a vice president, a chief compliance officer, a secretary and a treasurer."

The following shall be added to Article V, Section 6:

The Chairman of the Board also shall be responsible for determining the agenda for all meetings of the Board, and shall otherwise have and exercise all responsibilities of the Chairman of the Board. In the absence of the Chairman of the Board from any Board meeting, the Chairman of the Administration and Nominating Committee shall act in such role. The Chairman of the Board shall be a disinterested or independent director.

The following sentence shall be deleted from Article V, Section 7: "The president shall perform the duties of the Chairman of the Board, if the chairman is absent or if the chairman’s office is vacant."

The following Article V, Section 14 shall be added:

Section 14. The chief compliance officer shall be responsible for administering the Corporation's policies and procedures approved by the Board of Directors under Rule 38-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of the chief compliance officer are subject to Rule 38a-1 under the Investment Company Act of 1940.

4.	ARTICLE VI, CERTIFICATE OF STOCK

Article VI shall be deleted and replaced with the following:

Section 1. Stockholders are not entitled to receive certificates evidencing their share ownership unless the Board of Directors shall by resolution otherwise determine.

Section 2. Shares of the Corporation shall be transferable on the register of the Corporation by the holder thereof in person or by his agent duly authorized in writing, upon delivery to the Board of Directors or the transfer agent of a duly executed instrument of transfer, together with such evidence of the genuineness of each such execution and authorization of such other matters as the Corporation or its agents may reasonably require.

5.	ARTICLE VII, GENERAL PROVISIONS, Section 11 and Section 12.

The following sentence shall be added to Article VII, Section 11: "Notwithstanding anything to the contrary herein, a corporate seal shall not be requisite to the validity of any instrument executed by or on behalf of the Corporation."

Article VII, Section 12 shall be deleted and replaced with the following:

Section 12. A register of the Corporation containing the names and addresses of the stockholders and the number of shares held by them respectively and a record of all transfers thereof, shall be kept at the principal offices of the Corporation or, if the Corporation employs a transfer agent, at the offices of the transfer agent of the Corporation.

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This Amendment No. 2 to the By-Laws of the Corporation has been unanimously approved by the Board of Directors of the Corporation at a meeting of the Board of Directors held on January 17, 2006.

DOCS/711674.4